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Annual Incentive Plan, as Amended October 25, 1994
For Selected Key Officers of USLIFE Corporation and its Subsidiaries

     1. Purpose of the Plan. The purpose of this Annual Incentive Plan (the "Plan") is to provide an incentive and reward to selected key officers of USLIFE Corporation (the "Corporation") and its subsidiaries who have had, and who are expected to continue to have, a significant impact on the performance of the Corporation by making such key officers participants in the Corporation's profits through the medium of annual incentive awards.

     2.   Definitions.

     a) The term "Change in Control" shall mean (i) a merger or consolidation to which the Corporation is a party and for which the approval of any shareholders of the Corporation is required; (ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; (iii) a sale or transfer of substantially all of the assets of the Corporation; or (iv) a liquidation or reorganization of the Corporation.

     b) The term "Core Life Insurance Businesses" shall mean the Corporation's individual line of business, including individual life and individual investment contracts.

     c) The term "Income" shall mean pre-tax income, before capital gains and losses, for the Corporation's individual line of business, including individual life, individual investment contracts and income from capital and surplus, before changes in accounting principles and before material non-operational items that are beyond the control of the Corporation's management, provided that the Committee may, in its sole discretion, elect to take such material non-operational items into account to the extent such items would result in a reduction in pre-tax income.

     d) The term "Permanent Disability" shall mean a physical or mental condition of a Participant that, in the judgment of the Committee, after consultation with a duly licensed physician, permanently prevents such Participant from being able to serve as an active employee of the Corporation and its subsidiaries. For purposes of determining the day on which a Participant becomes permanently disabled, the Committee may select the day on which such Participant first becomes eligible for long-term disability benefits under the Corporation's long-term disability plan then in effect.

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     e)   The term "subsidiary" shall mean any corporation at least 50% of whose issued and outstanding voting stock is owned, directly or indirectly by the Corporation.

     3.   Administration of the Plan.

     a) This plan shall be administered by the Executive Compensation and Nominating Committee (the "Committee") of the Board of Directors of the Corporation (the "Board") which shall consist of not less than two members of the Board. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended (the "Code"). Service on the Committee shall constitute service as a director of the Corporation so that the members of the Committee shall be entitled to indemnification and reimbursement as directors of the Corporation pursuant to its By-laws.

     b) The Committee is authorized to interpret this Plan and may from time to time adopt such rules and regulations for carrying out this Plan as it may deem necessary or advisable. Decisions of the Committee shall be final, conclusive and binding upon all parties, including the Corporation, the shareholders of the Corporation and the key officers who participate in the Plan. The Committee shall be entitled to rely upon the determination of the independent auditor of the Corporation with respect to, for any given year, the calculation of Income from the Core Life Insurance Businesses.

     4.   Participation in the Plan.

     a) Participation in this Plan during any year shall be limited to those key officers ("Participants") of the Corporation and its subsidiaries who, in the opinion of the Committee, are in a position to have a significant impact on the performance of the Corporation and who are selected by the Committee; provided, that participation by a key officer of a subsidiary shall be subject to the approval of the Plan by such subsidiary's Board of Directors, which approval shall constitute the subsidiary's agreement to pay, at the direction of the Committee, awards directly to its key officers or to reimburse the Corporation for the cost of such participation in accordance with rules adopted by the Committee.

     b) Unless otherwise determined by the Committee in its sole discretion, if a Participant ceases to be employed by the Corporation or its subsidiaries prior to the end of a year for any reason other than Permanent Disability, Retirement (as defined in the Corporation's Retirement Plan), or death, his or her participation in the Plan for such year will terminate forthwith and he or she will not be entitled to any award for such year. If, prior to the end of a
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          year, a Participant's employment ceases because of Permanent
          Disability, Retirement or death, of if the effective date of participation by a Participant for any year shall be after January 1 of the Plan year, the Participant shall be entitled to receive only that proportion of the amount, if any, that he or she otherwise would have received under the Plan for the full calendar year which the number of calendar days of his or her employment during such year bears to the total number of calendar days in such year.

     5. Maximum Awards Under the Plan for any Year. No Participant shall be entitled to receive an award under the Plan for any year in an amount in excess of 75% of such Participant's base salary as in effect on January 1 of such year; provided, however, that in no event shall "base salary" for such purposes be deemed to exceed such Participant's actual base salary as in effect on January 1, 1994 increased at the rate of 15% per year (25% per year in the case of a promotion), or, if such Participant is first employed by the Corporation or one of its subsidiaries after January 1, 1994, such Participant's actual base salary as in effect on the date of hire increased at the rate of 15% per year (25% per year in the case of a promotion).

     6.   Determination of Incentive Awards.

     a) The Committee may authorize awards to eligible key officers based on the attainment by the Corporation of performance goals established by the Committee. The performance goals shall be based on absolute levels of Income from the Core Life Insurance Businesses. No later than 90 days after the commencement of each Plan year, the Committee shall establish the specific performance goals to be used to calculate awards under this Plan for such year.

     b) The Committee shall not be obligated to make awards for the maximum amount available under Section 5 nor to make any awards at all if, in the sole discretion of the Committee, such awards are not appropriate in a given year. Any unawarded balance of the maximum amount available for awards in any year shall not be carried forward or made available for awards in any future year.

     c) No later than 90 days after the commencement of each Plan year, the Committee shall have absolute discretion to determine the Participants who are to receive awards under this Plan for such year and to determine the performance goals for such awards.

     d) The amount determined and reported by the Corporation's independent auditor to the Committee as Income from the Core Life Insurance Businesses for a given year shall be final, conclusive and binding upon all parties, including the Corporation, the shareholders of the Corporation and the Participants,
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          notwithstanding any subsequent special item or surplus charge or credit which may be considered applicable in whole or in part to such year; provided, however, that, if the maximum amount determined and reported to the Committee by the Corporation's accountants as the Income from the Core Life Insurance Businesses for any year shall later be held by final judgment of a court of competent jurisdiction to have been more than the Income from the Core Life Insurance Businesses for such year, the amounts subsequently available for awards under this Plan shall be reduced by the amount of any excess paid under the Plan as a result of the overstatement of Income from the Core Life Insurance Businesses. Any such overstatement of Income from the Core Life Insurance Businesses and resulting excess awards shall be corrected exclusively by adjustment of the amounts subsequently available for awards and not by recourse to any person.

     7.   Method and Time of Payment of Awards.

     a) Following the completion of each Plan year, the Committee shall certify the attainment of each Participant's performance goals in the manner required by Section 162(m) of the Code. Awards for any year shall be paid in cash.

     b) Subject to Section 7(c) below, awards shall be paid in full no later than April 30 of the year following the Plan year for which the award is made.

     c) In the event of a Change in Control, the payment of awards for the Plan year in which such Change in Control occurs shall be accelerated and shall be made on the date on which the Change in Control occurs. The amount of such award shall be calculated as if all performance targets have been met to produce the maximum award.

     8. Modification, Suspension or Termination. The Board of Directors of the Corporation may at any time terminate or from time to time modify or suspend, in whole or in part, and if suspended, may reinstate, any or all of the provisions of this Plan.

     9.   Miscellaneous.

     a) In the event of a change in the Corporation's fiscal year, this Plan shall apply, with pro rata adjustment in Income from the Core Life Insurance Business to be applied, for any intermediate period not consisting of twelve months, and shall then apply to each fiscal year following.

     b) The Plan shall be effective as of January 1, 1994; provided, however, that it shall be a condition to the effectiveness of the Plan, and any awards hereunder, that the shareholders of the Corporation shall approve the adoption of the Plan at the 1994 annual shareholders' meeting. If such shareholders fail
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          to approve the Plan, then the Plan and any awards hereunder shall be null and void ab initio. Any approval by shareholders under this Plan shall require the affirmative vote of the holders of a majority of the outstanding voting stock of the Corporation present in person or by proxy at the meeting and voting on the proposal.

     10. Non-Assignability and Contingent Nature of Rights. No Participant, no person claiming through him or her, nor any other person shall have any right or interest in the Plan or its continuance, or in the payment of any award under the Plan, unless and until all other provisions of the Plan, the rules adopted thereunder, and restrictions and limitations on the award itself have been fully complied with. No rights under the Plan, contingent or otherwise, shall be transferable, assignable or subject to any pledge or encumbrance of any nature.

     11. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of New York.

     12. No Contract of Employment. Nothing contained herein shall be construed as a contract of employment between the Corporation and any Participant, or as giving a right to any person to continue in the employment of the Corporation or as limiting the right of the Corporation to discharge any Participant at any time, with or without cause.